UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No 2)
Biostar Pharmaceuticals, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
090678103
(CUSIP Number)
Rebecca Baum
730 FIFTH AVENUE, 25TH FLOOR
NEW YORK, NY 10019
212-359-0204
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
December 16, 2009
 (Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ] Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 090678103
13D/A

1	Name of Reporting Person
	Andrew Barron Worden
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	PF
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	United States
Number of		7	Sole Voting Power
Shares
Owned			   	266,938 shares
By Each		8	Shared Voting Power
Reporting			540,907 shares
Person With
			9	Sole Dispositive Power
				266,938 shares
10	Shared Dispositive Power
	2,166,248 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
2,433,336 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[   ]
13	Percent of Class Represented by Amount in Row (11)
	9.9%
14	Type of Reporting Person
	IN
Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No.
588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic
of China.
Item 2.   Identity and Background.
This Statement is filed by Andrew Barron Worden, an individual (the "Reporting Person"), whose residence address is 50 Central Park South, Unit
34/35 New York,  NY 10019.   Andrew Barron Worden is the Managing Partner
of Barron Capital Advisors LLC, a Delaware Limited Liability Company which is the General Partner to Barron Partners LP, a Delaware Limited
Partnership, whose principal business is investing.

During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or
(ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.
Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using personal funds.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.


1	Name of Reporting Person
	Barron Partners LP
	I.R.S. Identification No. of Above Person
	43-1981699
2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	540,907 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				540,907 shares
10	Shared Dispositive Power
	0
11	Aggregate Amount Beneficially Owned by Each Reporting Person
540,907 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[   ]
13	Percent of Class Represented by Amount in Row (11)
	2.2%
14	Type of Reporting Person
	PN
Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No.
588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.

Item 2.   Identity and Background.
This Statement is filed by Barron Partners LP, a Delaware Limited
Partnership (the "Reporting Person"), whose business address is 730 Fifth
Avenue, 25th Floor, New York, NY 10019.   The Reporting Person is
principally engaged in making investments.

The General Partner of the Reporting Person is Barron Capital Advisors LLC, a Delaware Limited Liability Company, (the "General Partner"). Andrew B. Worden is the managing member of the General Partner.

During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or
(ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.
Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	Golden1177 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	865,091 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0
10	Shared Dispositive Power
	865,091 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
865,091 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[   ]
13	Percent of Class Represented by Amount in Row (11)
	3.5%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic
of China.
Item 2.   Identity and Background.
This Statement is filed by Golden1177 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is #500-1177 West Hastings
Street, Vancouver BC V6E 2K3 Canada.   The Reporting Person is principally
engaged in making investments.
       The General Partner of the Reporting Person is Golden Properties, Ltd (the "General Partner"). Alex Lau is the Director of the General Partner.
       The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.
       During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.
Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	XWRT2 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	69,290 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0
10	Shared Dispositive Power
	69,290 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
69,290 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[    ]
13	Percent of Class Represented by Amount in Row (11)
	0.3%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.
Item 2.   Identity and Background.
This Statement is filed by XWRT2 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 131 Laurel Grove Avenue
Kentfield, CA 94904.   The Reporting Person is principally engaged in
making investments.
       The General Partner of the Reporting Person is Joseph Abrams(the "General Partner"), an individual.
       The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.
       During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.
Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	SBMT2 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	46,833 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
			       0
10	Shared Dispositive Power
	46,833 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
46,833 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[    ]
13	Percent of Class Represented by Amount in Row (11)
	0.2%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.
Item 2.   Identity and Background.
This Statement is filed by SBMT2 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 104 S. Pecos Street Midland,
TX 79701.   The Reporting Person is principally engaged in making
investments.
       The General Partner of the Reporting Person is Carlton Beal Family Trust FBO Spencer Beal(the "General Partner"). Spencer Beal, an individual is the Trustee to the General Partner.
       The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.
       During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.
Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	Godfrey2468 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	58,694 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0
10	Shared Dispositive Power
	58,694  shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
       58,694  shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[  ]
13	Percent of Class Represented by Amount in Row (11)
	0.2%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China..

Item 2.   Identity and Background.
This Statement is filed by Godfrey2468 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 128 Beachside Avenue
Westport, CT 06880.   The Reporting Person is principally engaged in making
investments.

The General Partner of the Reporting Person is Peter Godfrey, (the "General Partner"), an individual.

The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.

During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	LeeMadison9189 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	73,498 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0
10	Shared Dispositive Power
	73,498 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
73,498 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[    ]
13	Percent of Class Represented by Amount in Row (11)
	0.3%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.
Item 2.   Identity and Background.
This Statement is filed by LeeMadison9189 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 5871 East
Carefree Mountain Drive Carefree, AZ 85377.   The Reporting Person is
principally engaged in making investments.

The General Partner of the Reporting Person is The Robert M. Mayes and Laura L. Mayes Living Trust, (the "General Partner"). Robert M. Mayes, an individual, is the Trustee for the General Partner.

The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.

During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	RossPlan LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	275,826 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0
10	Shared Dispositive Power
	275,826 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
275,826 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[   ]
13	Percent of Class Represented by Amount in Row (11)
	1.1%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.

Item 2.   Identity and Background.
This Statement is filed by RossPlan LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 130 E. 65th Street New York,
NY 10065.   The Reporting Person is principally engaged in making
investments.



The General Partner of the Reporting Person is Santee River LLC, (the "General Partner"). Ross Pirastah is the managing member of the General Partner.

The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.

During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	Tibero2 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	62,187 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0
10	Shared Dispositive Power
62,187 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
62,187 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[  ]
13	Percent of Class Represented by Amount in Row (11)
	0.3%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.
Item 2.   Identity and Background.
This Statement is filed by Tibero2 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 29 Evergreen Way Wokingham,
Berkshire  RG41 4BX  United Kingdom.   The Reporting Person is principally
engaged in making investments.



The General Partner of the Reporting Person is Tim Robinson, (the "General Partner"), an individual.

The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.

During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	2DanesRunnin LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	18,253 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0
10	Shared Dispositive Power
	18,253 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
18,253 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[    ]
13	Percent of Class Represented by Amount in Row (11)
	0.1%
14	Type of Reporting Person
	PN
Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No.
588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.

Item 2.   Identity and Background.
This Statement is filed by 2DanesRunnin LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 5016 Silver Lake Drive
Plano, TX 75093.   The Reporting Person is principally engaged in making
investments.



The General Partner of the Reporting Person is Higher Ground Investments, LP (the "General Partner"). The Canyons Climbing, LLC is the General Partner of Higher Ground Investments, LP. Robert A. Kaiser is the Managing Member of The Canyons Climbing, LLC.

The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.

During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	JBWA2 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	110,760 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0  shares
10	Shared Dispositive Power
	110,760 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
110,760 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[    ]
13	Percent of Class Represented by Amount in Row (11)
	0.5%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.

Item 2.   Identity and Background.
This Statement is filed by JBWA2 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 650 Bellevue Way NE Suite
3704 Bellevue, WA 98004.   The Reporting Person is principally engaged in
making investments.

       The General Partner of the Reporting Person is Jim Jensen (the "General Partner"), an individual.

	The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.

       During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.

All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	Kaufman2 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	40,194 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0  shares
10	Shared Dispositive Power
	40,194 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
40,194 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[     ]
13	Percent of Class Represented by Amount in Row (11)
	0.2%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.

Item 2.   Identity and Background.
This Statement is filed by Kaufman2 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 127 W. 69th Street New York,
Ny 10023.   The Reporting Person is principally engaged in making
investments.

       The General Partner of the Reporting Person is Daniel Kaufman (the "General Partner"), an individual.

	The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.

       During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.

All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.

1	Name of Reporting Person
	Fernando Liu
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	PF
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	People's Republic of China
Number of		7	Sole Voting Power
Shares
Owned			   	3,041 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0
10	Shared Dispositive Power
	3,041 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
3,041 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[   ]
13	Percent of Class Represented by Amount in Row (11)
	0.0%
14	Type of Reporting Person
	IN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.
Item 2.   Identity and Background.
This Statement is filed by Fernando Liu whose residence address is Room
302, Unit 18, 299 HuXin Road, MinHang District Shanghai 201101 China. The Reporting Person is principally employed as a Regional Manager by Barron Partners Asia whose business address is Suite 1201, Tower 1, Hyundai Plaza,369 XianXia Road, ChangNing District, Shanghai, PRC 200336.
	The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.
       During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.
Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using personal funds.

Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.


1	Name of Reporting Person
	SAS148 LP
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	WC
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	Delaware
Number of		7	Sole Voting Power
Shares
Owned			   	0 shares
By Each		8	Shared Voting Power
Reporting			0
Person With
			9	Sole Dispositive Power
				0 shares
10	Shared Dispositive Power
	0 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
0 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[      ]
13	Percent of Class Represented by Amount in Row (11)
	0.0%
14	Type of Reporting Person
	PN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.

Item 2.   Identity and Background.
This Statement is filed by SAS148 LP, a Delaware Limited Partnership (the "Reporting Person"), whose business address is 450 Sansome Street, 14th
Floor, San Francisco, CA 94111.   The Reporting Person is principally
engaged in making investments.

       The General Partner of the Reporting Person is Andrew Barron Worden (the "General Partner"), an individual.

	During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.

All purchases of the Common Stock of the Company were made using working capital.
Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.


1	Name of Reporting Person
	Olga Filippova
	I.R.S. Identification No. of Above Person

2	Check the Appropriate Box if a Member of a Group  (a)  [ ]
	(b)  [   ]
3	SEC Use Only
4	Source of Funds
	PF
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to
Items 2(d) or 2(e)
	 [    ]
6	Citizenship or Place of Organization
	People's Republic of China
Number of		7	Sole Voting Power
Shares
Owned			   	1,824 shares
By Each		8	Shared Voting Power
Reporting			0 shares
Person With
			9	Sole Dispositive Power
				0 shares
10	Shared Dispositive Power
	1,824 shares
11	Aggregate Amount Beneficially Owned by Each Reporting Person
       1,824 shares
12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
	[   ]
13	Percent of Class Represented by Amount in Row (11)
	0.0%
14	Type of Reporting Person
	IN

Item 1.   Security and Issuer.
This statement relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Biostar Pharmaceuticals, Inc. a Maryland corporation (the "Company") having its principal executive offices at No. 588 Shiji Avenue, Xiangyang City, Shaanxi Province, The People's Republic of China.
Item 2.   Identity and Background.
This Statement is filed by Olga Filippova whose residence address is 3 Havelock Terrace Dublin 4, Ireland. The Reporting Person is principally employed as a Principal by Barron Partners, LP whose business address is 730 Fifth Avenue, 25th floor New York, NY 10019.
	The Reporting Person has granted trading authorization of the shares of Common Stock to Andrew Barron Worden and shares dispositive power of the shares of Common Stock with Andrew Barron Worden.
       During the last five years, to the best knowledge of the Reporting Person, neither the Reporting Person nor any controlling person of the Reporting Person has (i) been convicted in a criminal proceeding, or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.
Item 3.   Source and Amount of Funds or Other Consideration.
All purchases of the Common Stock of the Company were made using personal funds.

Item 4.   Purpose of Transaction.
All Issuer's securities owned by the Reporting Person have been acquired by the Reporting Person for investment purposes only.


Item 5.   Interest in Securities of the Issuer.-
There is no change to report for Item 5 except for the addition of the following:
	(a) In the November 12, 2009 filing, the aggregate number of the Issuer's warrants purchased by the Reporting Persons was reported incorrectly. The correct aggregate number of warrants purchased by the Reporting Persons is 485,437.
	(c) On December 16th, 2009 the Reporting Persons converted an aggregate of 1,259,090 of the Issuer's Series B Preferred Stock into 1,259,090 shares of Common Stock.
Since the last filing, the Reporting Persons sold an aggregate of 284,670 shares of the Common Stock in open market transactions at prices ranging from $2.99 to $3.78 per share. The Reporting Persons also converted an additional 80,150 shares of the Issuer's Series B Preferred Stock into 80,150 shares of Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
	The Reporting Persons are filing jointly because each has severally granted trading authorization of the Issuer's shares of Common Stock to Andrew Barron Worden and therefore shares dispositive power with Andrew Barron Worden.

Item 7.	Material to be Filed as Exhibits.
	Not applicable.


SIGNATURE1
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 28, 2009
/s/		ANDREW BARRON WORDEN
--------------------
 Signature

Andrew Worden